Exhibit 10.1

KEEP WELL AGREEMENT

This Agreement dated the 9th day of September 2005 between Honda Motor Co., Ltd. as keep well provider (“HMC”) having an address at 1-1, Minami-Aoyama 2-chome, Minato-ku, Tokyo 107-8556, Japan and American Honda Finance Corporation (“AHFC”), a California corporation, having an address at 20800 Madrona Avenue, Torrance, California 90503.

WHEREAS, HMC is the ultimate parent company of AHFC;

WHEREAS, AHFC incurs, from time to time, with the authorization of its Board of Directors, certain indebtedness for borrowed money, and HMC may, from time to time, confirm in writing that the benefits of this Agreement apply to such indebtedness (such indebtedness of AHFC as to which HMC has provided such a confirmation, collectively referred to as “Debt”);

WHEREAS, to facilitate AHFC’s continued sale and/or incurrence of Debt, HMC and AHFC desire to enter into this Agreement; and

WHEREAS, in light of the support of HMC provided to AHFC in accordance with this Agreement, the parties hereto anticipate that the Amended and Restated Investment Agreement between American Honda Motor Co., Inc. and AHFC dated 10 December 2002 will be terminated in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions herein contained, the parties hereto agree as follows:

1.	STOCK OWNERSHIP OF AHFC

At all times during the term of this Agreement, HMC shall own and hold, directly or indirectly, the legal title to and beneficial interest in, at least 80% of the issued and outstanding shares of stock of AHFC having the right to vote for the election of members of the Board of Directors of AHFC, and shall not (a) pledge, directly or indirectly, or in any way encumber or otherwise dispose of any such shares of stock of AHFC or (b) permit any of HMC’s subsidiaries to do so; provided, however, that nothing in this Clause shall prevent HMC or any of its subsidiaries from transferring any such shares to HMC or one or more direct or indirect wholly owned subsidiaries of HMC.

2.	MAINTENANCE OF NET WORTH

On the last day of each of AHFC’s fiscal years during the term of this Agreement, HMC agrees that it shall cause AHFC to have a positive consolidated tangible net worth. For the purposes of this Agreement, “tangible net worth” means (a) the shareholders’ equity less (b) any intangible assets, each as determined on a consolidated basis in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time.

3.	MAINTENANCE OF LIQUIDITY

(a) At all times during the term of this Agreement, HMC shall ensure that AHFC has sufficient liquidity and funds to meet its payment obligations under any Debt of AHFC in accordance with its terms, or where necessary, HMC will make available to AHFC, or HMC shall procure for AHFC, sufficient funds to enable AHFC to meet such payment obligations in accordance with such terms.

(b) AHFC will use the funds made available to it by HMC in respect of its obligations pursuant to Clause 3(a) solely for the fulfilment of its payment obligations in respect of Debt. Any claims of HMC arising from any provisions of funds to AHFC by HMC pursuant to Clause 3(a) shall be subordinated to the claims of all holders of Debt with respect to such Debt, whether or not such claims exist at the time such funds are made available to AHFC, and HMC will not demand payment of such claims of AHFC unless and until all outstanding Debt has been paid in full.

The term “holder”, as used in this Agreement with respect to any Debt, shall include, in addition to any person, firm, corporation or other entity to which such Debt is owed, any trustee or other authorized representative appointed by and acting on behalf of such person, firm, corporation or other entity with respect thereto.

4.	TERM, MODIFICATION, AMENDMENT AND TERMINATION

(a) Subject to Clause 4(c) below, this Agreement may be terminated by either party hereto upon giving to the other party 30 days’ prior written notice, with a copy thereof to each Rating Agency (as defined below) rating any such Debt, if any.

(b) Subject to Clause 4(c) below, this Agreement may be modified or amended only by the written agreement of the parties hereto and upon 30 days’ prior written notice to each Rating Agency rating any such Debt, if any, accompanied by a copy of the form of amendment

(c) Notwithstanding any other provisions of this Agreement, no termination or modification of, or amendment to, this Agreement shall be effective with respect to any Debt outstanding at the time that written notice of such termination, modification or amendment is delivered to each Rating Agency in accordance with Clause 4(a) or 4(b) above, as the case may be, unless (i) such termination, modification or amendment is permitted under the documentation governing such Debt, (ii) each affected holder of such Debt (or, in the case of Debt issued or incurred pursuant to documentation that permits this Agreement to be terminated, modified or amended with the consent of less than all of the holders of such Debt, the requisite holders of such Debt) otherwise consent(s) in writing, or (iii) with respect to Debt that is rated by one or more Rating Agencies, each such Rating Agency confirms in writing that the rating assigned to such Debt by such Rating Agency will not be withdrawn or reduced by reason thereof.

(d) For purposes of this Agreement and with respect to any Debt, “Rating Agency” shall mean any rating agency that (i) has been requested by HMC or AHFC to issue a rating in respect of such Debt, (ii) has issued such a rating and such rating remains in effect at the time of the termination, modification or amendment referred to in this Section 4, and (iii) has been specifically referred to as a rating agency in documentation in effect at the time of the termination, modification or amendment relating to the relevant Debt (each such rating agency, a “Rating Agency”).

5.	NOT A GUARANTEE

This Agreement is not, and nothing herein contained and nothing done pursuant hereto by HMC shall be deemed to constitute, a guarantee by HMC of the payment of any Debt or other obligation, indebtedness or liability of any kind or character whatsoever of AHFC.

6.	ENFORCEABILITY

(a) Subject to Clause 6(b) below, this Agreement shall not be enforceable against HMC by anyone other than (i) AHFC, or (ii) if any case is commenced under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.), or any successor statutory provisions (the “Bankruptcy Code”), in respect of AHFC, the debtor in possession or trustee appointed by the court having jurisdiction over such proceeding. In the event of (1) a breach by HMC in performing a provision of this Agreement and (2) the commencement of such a case under the Bankruptcy Code in respect of AHFC while any Debt is outstanding, the remedies of a holder of Debt shall include the right, if no proceeding on behalf of AHFC has already been commenced in such case, to file a petition therein, with a view to the debtor in possession, or the trustee appointed by the court having jurisdiction over such proceeding, pursuing AHFC’s rights under this Agreement against HMC.

(b) Notwithstanding Clause 6(a) above, HMC and AHFC accept and agree that all holders of outstanding Debt (“Benefited Holders”) may (i) demand in writing that AHFC enforce its rights under this Agreement and (ii) proceed directly against HMC to enforce compliance by HMC with its obligations under this Agreement if AHFC fails or refuses to take action to enforce its rights under this Agreement within 30 days following AHFC’s receipt of demand for such enforcement by such holder.

7.	SUCCESSORS; BENEFICIARIES

This Agreement shall be binding upon the parties hereto and upon their respective successors and assigns. Except to the extent provided in Clause 3(b), Clause 4(c) and Clause 6 above with respect to Benefited Holders, this Agreement shall not confer or be deemed to confer upon any other person, firm, corporation or other entity any benefits, rights or remedies.

8.	JURISDICTION

Each of the parties hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in the Borough of Manhattan in New York City, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement in any of the aforesaid courts, that any such court lacks jurisdiction over such party. Nothing herein shall affect the right of either party to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in any such court and any claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

9.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law that would result in the application of the law of any other jurisdiction.

10.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which shall be deemed an original.

HONDA MOTOR CO., LTD.

By:	/s/ Satoshi Aoki
Name	Satoshi Aoki
Title:	Executive Vice President and Representative Director

AMERICAN HONDA FINANCE CORPORATION

By:	/s/ Yuki Takahashi
Name	Yuki Takahashi
Title:	President

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